Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116797 on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Jackson Hewitt Tax Service, Inc. dated July 22, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the fair value method of accounting for stock-based compensation in 2003) appearing in this Annual Report on Form 10-K of Jackson Hewitt Tax Service, Inc. for the year ended April 30, 2005.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
July 27, 2005